Exhibit 99.2

Pro Forma Statement of Operations

	Year Ended December 31, 2023
			Transaction
		Historical	Accounting		Pro Forma
	Historical	LongPoint	Adjustments		(excluding TGR	TGR	Pro Forma
	Kimbell	1/1/23 - 6/30/23	LongPoint		Redemption)	Redemption	Combined
			Note 1			Note 2
Revenue:
Oil, natural gas and NGL revenues	$267,584,785	$32,745,000	$13,716,633	1a	$314,046,418	$-	$314,046,418
Lease bonus and other income	5,594,855	16,862,000	-		22,456,855	-	22,456,855
Loss on commodity derivative instruments, net	20,888,972	-	-		20,888,972	-	20,888,972
Total revenues	294,068,612	49,607,000	13,716,633		357,392,245	-	357,392,245
							-
Costs and expenses							-
Production and ad valorem taxes	20,326,477	3,105,000	-		23,431,477	-	23,431,477
Depreciation and depletion expense	96,477,003	5,277,000	10,643,660	1b	112,397,663	-	112,397,663
Impairment of oil and natural gas properties	18,220,173	-	-		18,220,173	-	18,220,173
Marketing and other deductions	12,564,619	2,207,000	(703,262)	1c	14,068,357	-	14,068,357
General and administrative expense	35,677,851	-	-		35,677,851	-	35,677,851
Consolidated variable interest entities related:							-
General and administrative expense	927,699	-	-		927,699	(927,699)	-
Total costs and expenses	184,193,822	10,589,000	9,940,398		204,723,220	(927,699)	203,795,521
Operating Income	109,874,790	39,018,000	3,776,235		152,669,025	927,699	153,596,724
Other income (expense)							-
Interest expense	(25,950,600)	(466,000)	(8,363,022)	1d	(34,779,622)	-	(34,779,622)
Loss on extinguishment of debt	(480,244)	-	-		(480,244)	-	(480,244)
Other Income	(180,765)	284,000	-		103,235	-	103,235
Consolidated variable interest entities related:							-
Interest earned on marketable securities in trust account	3,508,691	-	-		3,508,691	(3,508,691)	-
Net income before income taxes	86,771,872	38,836,000	(4,586,787)		121,021,085	(2,580,992)	118,440,093
Income tax (benefit) expense	3,766,302	170,000	(199,088)	1e	3,737,214	(112,027)	3,625,187
Net Income	83,005,570	38,666,000	(4,387,699)		117,283,871	(2,468,965)	114,814,906
Distribution and accretion on Series A preferred units	(6,310,215)	-	-		(6,310,215)	-	(6,310,215)
Net income and distributions and accretion on Series A preferred units attributable to noncontrolling interests in OpCo	(16,464,890)	-	-		(16,464,890)	-	(16,464,890)
Distribution on Class B units	(88,786)	-	-		(88,786)	-	(88,786)
Net income attributable to common units of Kimbell Royalty Partners, LP	$60,141,679	$38,666,000	$(4,387,699)		$94,419,980	$(2,468,965)	$91,951,015

Net Income per unit attributable to common units of Kimbell Royalty Partners LP
Basic	$0.93						$1.50
Diluted	$0.91						$1.34
Weighted average number of common units outstanding
Basic	66,595,273						66,595,273
Diluted	93,057,731						93,057,731

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - LongPoint Transaction Accounting Adjustments – Statement of Operations

The unaudited pro forma statement of operations has been adjusted to reflect the assets acquired from the Acquisition and has been prepared for informational purposes only. The results of operations and financial position of LongPoint are included in the consolidated financial statements of Kimbell after September 13, 2023, the Closing Date of the LongPoint Acquisition (the "Acquisition").

a)	Represents historical royalty income derived from the acquired mineral and royalty interests for the period July 1, 2023, through September 13, 2022, totaling $13.7 million.

b)	Represents the increase in depletion expense computed on a unit of production basis following the preliminary purchase price allocation to proved oil and natural gas properties, as if the Acquisition was consummated on January 1, 2023. Of the $455.8 million estimated fair value of proved oil and natural gas properties acquired, only $198.2 million were subject to depletion in the period presented.

c)	Reflects the removal of $0.7 million of historical direct marketing expense activity related to LongPoint that is unrelated to the acquired oil and gas properties.

d)	Represents the increase to interest expense resulting from the interest on the additional borrowings under the Partnership’s existing credit facility that were used to finance the Acquisition. The Partnership’s credit facility bears interest at SOFR plus a margin of 3.5% or the ABR plus a margin of 2.50%. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 used the weighted average interest of 8.52% on the net outstanding borrowings of $140.5 million. A 1/8 of a percent point increase or decrease in the benchmark rate would not have a material impact on the pro forma interest expense in the period presented.

e)	For the year ended December 31, 2023, reflects estimated incremental income tax benefit associated with the Partnership’s historical statement of operations, using an effective tax rate of approximately 4.34% on net earnings from the Acquisition.

Note 2 - Redemption of Kimbell Tiger Acquisition Corporation

On May 22, 2023, as a result of TGR’s inability to consummate an initial business combination, TGR redeemed all of its outstanding shares of Class A common stock included as part of the units issued in its initial public offering. Following such redemption, TGR (along with TGR’s Sponsor, Kimbell Tiger Acquisition Sponsor, LLC) was dissolved in accordance with the terms of its organizational documents. The unaudited pro forma condensed combined statement of operations reflects the TGR redemption as if it occurred on January 1, 2023. The pro forma adjustments include:

•	The derecognition of general and administrative expense of approximately $0.9 million for the twelve months ended December 31, 2023;

•	The derecognition of interest expense on marketable securities of approximately $3.5 million for the twelve months ended December 31, 2023; and

•	The derecognition of income tax benefit of approximately $0.1 million for the twelve months ended December 31, 2023.